Exhibit 10.30
TEMPLE-INLAND INC.
PERFORMANCE STOCK UNITS AGREEMENT

EMPLOYEE:
DATE OF GRANT:
NUMBER OF PERFORMANCE STOCK UNITS:
AWARD PERIOD:
This Agreement is entered into between TEMPLE-INLAND INC., a Delaware corporation (“Temple-Inland”) and the Employee named above, and is an integral and inseparable term of Employee’s employment as an employee of Temple-Inland or an Affiliate. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Temple-Inland and the Employee hereby agree as follows:
1.	Grant of Performance Stock Units. Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), Temple-Inland hereby awards to the Employee the number of performance stock units stated above (the “Performance Stock Units”).
2.	Governing Documents. This Agreement and the Performance Stock Units awarded hereby are subject to all the restrictions, terms and provisions of the Temple-Inland Inc. 2008 Incentive Plan (the “Plan”) and the Temple-Inland Standard Terms and Conditions for Performance Stock Units dated ______ (together with the Plan, the “Plan Documents”) which are herein incorporated by reference and to the terms of which the Employee hereby agrees. Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan Documents.
3.	No Stockholder Rights. The Performance Stock Units will be a book entry credited in the name of the Employee representing a Restricted Stock Unit Award under the Plan and are not actual shares of Common Stock. The Employee will not have the right to vote the Performance Stock Units.
4.	Vesting. Except as otherwise provided in the Plan Documents and subject to paragraphs 5, 6 and 8 hereof, all of the Employee’s Performance Stock Units covered hereby shall (to the extent not previously forfeited) vest as of the occurrence of a Vesting Date, as defined in Exhibit A hereto.
5.	Forfeiture Upon Separation from Service. Except as provided in paragraph 6, upon the Employee’s Separation From Service prior to a Vesting Date, all Performance Stock Units granted hereunder shall be forfeited.
6.	Effect of Retirement. Notwithstanding paragraph 5 hereof, if the Employee incurs a Separation From Service prior to a Vesting Date by reason of Retirement, the Performance Stock Units shall not be forfeited upon such Separation from Service, and subject to paragraph 8, shall be paid in accordance with, and subject to, the terms of paragraph 7 hereof and the Plan Documents.
7.	Payment of Performance Stock Units. Subject to the terms and conditions hereof, Exhibit A hereto, and the Plan Documents (including without limitation paragraph 8 hereof), Temple-Inland will pay to the Employee, in cash, the value of the vested Performance Stock Units as soon as practicable after the occurrence of a Vesting Date, but not later than ninety days after the Vesting Date, provided that if the Vesting Date occurs upon a Change in Control, payment shall be made not later than the fifth business day after the Change in Control. For purposes hereof, the value of a Performance Stock Unit shall be equal to the Fair Market Value of a share of Common Stock as of a Vesting Date, plus the cumulative dividends that would have been paid on the

Performance Stock Unit from the Date of Grant had the Performance Stock Unit been an actual outstanding share of Common Stock.
8.	Committee Discretion to Reduce or Eliminate Payments. Notwithstanding anything herein to the contrary, except in the case of a Vesting Date that occurs upon a Change in Control, the Committee may, in its sole discretion, determine not to pay the Performance Stock Units or determine to pay less than the Applicable Percentage of the Performance Stock Units set forth on Exhibit A hereto.

9.	Arbitration. The Employee and Temple-Inland agree that this Agreement arises out of, and is inseparable from, the Employee’s employment with Temple-Inland or any of its Affiliates. The Employee and Temple-Inland further agree to final and binding arbitration as the exclusive forum for resolution of any dispute of any nature whatsoever, whether initiated by the Employee or Temple-Inland, arising out of, related to, or connected with Employee’s employment with, or termination by, Temple-Inland or any of its Affiliates. This includes, without limitation, any dispute arising out of the application, interpretation, enforcement, or claimed breach of this Agreement. The only exceptions to the scope of this arbitration provision are claims arising under any written agreement between the Employee and Temple-Inland or its Affiliate that expressly provides that such claims are not subject to binding arbitration. Arbitration under this provision shall be conducted under the employment dispute rules and procedures of either the American Arbitration Association or of JAMS/Endispute, according to the preference of the party initiating such arbitration. Appeal from, or confirmation of, any arbitration award under this paragraph may be made to any court of competent jurisdiction under standards applicable to appeal or confirmation of arbitration awards under the Federal Arbitration Act. This arbitration provision and related proceedings shall be subject to and governed by the Federal Arbitration Act.

10.	The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan. This Agreement shall be binding upon and inure to the benefit of Temple-Inland and its successors and assigns and shall be binding upon and inure to the benefit of the Employee and his or her legatees, distributees and personal representatives. By signing this Agreement, the Employee acknowledges and expressly agrees that the Employee has read the Agreement and the Plan Documents and agrees to their terms. This Agreement may be executed by Temple-Inland and the Employee by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. The Employee acknowledges and agrees that clicking “I Accept” on the Company’s online grant acceptance screen has the effect of affixing the Employee’s electronic signature to this Agreement. This Agreement shall be governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.
        IN WITNESS WHEREOF, Temple-Inland has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his or her hand, all as of the Date of Grant written above.
TEMPLE-INLAND INC.

By:
Employee

Exhibit A
Vesting Date
Performance Goal
1. Vesting Date: Vesting Date means, with respect to the Performance Stock Units, the earliest of (i) the date the Committee certifies Temple-Inland’s ROI Peer Group Rank and such rank is in the first or second quartile, (ii) the occurrence of a Change in Control, and (iii) the Employee’s death or Disability. The Committee shall certify during ______ (but not later than ______) Temple-Inland’s ROI Peer Group Rank.
2. ROI Peer Group Rank: If Temple-Inland’s average ROI over the Award Period falls within the first or second quartile of ROI as compared to the Peer Group, the Committee shall pay the Applicable Percentage of the Performance Stock Units as set forth below, provided that the Committee retains full discretion to pay less than the Applicable Percentage of the Performance Stock Units.

Peer Group Ranking	Applicable Percentage
1st Quartile	100%
2nd Quartile	75%
3rd Quartile and below	0%
“Peer Group” means Abitibi-Bowater, Appleton Papers Inc., Boise Inc., Canfor Corporation, Caraustar Industries, Inc., Cascades Inc., Catalyst Paper Corporation, Domtar Inc., Glatfelter (P.H.) Company, Graphic Packaging, International Paper Company, MeadWestvaco Corporation, Mercer International Inc., Neenah Paper Inc., Newark Group (The) Inc., NewPage Corp., Packaging Corporation of America, Rock-Tenn Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Verso Paper, Wausau Paper Corp., and West Fraser Timber Co.; provided, however, that a company will be removed from the Peer Group if for any year during the Award Period (a) it ceases to be required to file either a Form 10-K or Form 40-F, or (b) less than 80% of its total revenues (as reported in Form 10-K or in the case of a Canadian company that does not file a Form 10-K, the Canadian company’s Form 40-F) are from either (i) paper manufacturing/conversion or (ii) lumber and panels.
“ROI” means operating income, excluding Significant Unusual Items, divided by beginning of year total assets, excluding certain assets (assets held for sale, municipal bonds related to capital leases, financial assets of special purpose entities, discontinued operations, and acquisitions/divestitures on a weighted average basis),and less current liabilities (excluding current portion of long-term debt).
“Significant Unusual Items” are income items reported in the Form 10-K or Form 40-F that represent the recognition of income from multiple years’ activities in the current year (for example, gain on the sale or disposition of an asset, and refunds, rebates, settlements, and credits that represent recognition of income from multiple years’ activities). An item will be included as a Significant Unusual Item only if it exceeds $1 million.

TEMPLE-INLAND INC.
STANDARD TERMS AND CONDITIONS
FOR PERFORMANCE STOCK UNITS
1.	Certain Definitions: For purposes of this Temple-Inland Inc. Standard Terms and Conditions for Performance Stock Units (the “Standard Terms and Conditions”), the Temple-Inland Inc. 2008 Incentive Plan (the “Plan,” and together with the Standard Terms and Conditions, the “Plan Documents”), and Performance Stock Units to which this Standard Terms and Conditions applies, the following terms shall have the meanings set forth below:
a.	Award Period: means the Award Period specified in a Performance Stock Units Agreement.

b.	Change in Control:
i.	A change in control shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Temple-Inland (not including in the securities beneficially owned by such Person any securities acquired directly from Temple-Inland or its Affiliates) representing 20% or more of the combined voting power of Temple-Inland’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph (3) below;

(2)	within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Temple-Inland) whose appointment or election by the Board or nomination for election by Temple-Inland’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(3)	there is consummated a merger, consolidation of Temple-Inland or any direct or indirect subsidiary of Temple-Inland with any other corporation or any recapitalization of Temple-Inland (for purposes of this paragraph (3), a “Business Event”) unless, immediately following such Business Event (a) the directors of Temple-Inland immediately prior to such Business Event continue to constitute at least a majority of the board of directors of Temple-Inland, the surviving entity or any parent thereof, (b) the voting securities of Temple-Inland outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Temple-Inland or any subsidiary of Temple-Inland, at least 60% of the combined voting power of the securities of Temple-Inland or such surviving entity or any parent thereof outstanding immediately after such Business Event, and (c) in the event of a recapitalization, no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Temple-Inland or such surviving entity or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from Temple-Inland or its Affiliates) representing 20% or more of the combined voting power of the then outstanding securities of Temple-Inland or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);

(4)	the shareholders of Temple-Inland approve a plan of complete liquidation or dissolution of Temple-Inland;

(5)	there is consummated an agreement for the sale, disposition or long-term lease by Temple-Inland of substantially all of Temple-Inland’s assets, other than (a) such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Temple-Inland in substantially the same proportions as their ownership of Temple-Inland immediately prior to such sale or disposition or (b) the distribution directly to Temple-Inland’s shareholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of Temple-Inland that represent substantially all of Temple-Inland’s assets; or

(6)	any other event that the Board, in its sole discretion, determines to be a Change in Control for purposes of the Performance Stock Units. Notwithstanding the foregoing, a “Change in Control” under clauses (1) through (5) above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Temple-Inland immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of Temple-Inland as constituted immediately prior to such transaction or series of transactions.
ii.	For purposes of this definition of “Change in Control”:
(1)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(2)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(3)	“Effective Date” means, the Date of Grant of the applicable Performance Stock Units.

(4)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(5)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Temple-Inland or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Temple-Inland or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Temple-Inland in substantially the same proportions as their ownership of stock of Temple-Inland.
c.	Disability: means Separation From Service due to a Participant’s becoming disabled (within the meaning of Section 409A of the Code).

d.	Participant: means any Eligible Person who has been awarded Performance Stock Units pursuant to the Plan.

e.	Performance Stock Units: means a book entry representing an award of Restricted Stock

Units that are subject to restrictions as provided herein.

f.	Performance Stock Units Agreement: means the written agreement evidencing an award of Performance Stock Units executed by Temple-Inland and an Eligible Person.

g.	Retirement: means a Participant’s Separation From Service after either (i) attaining age 65 or (ii) attaining age 55 and completing at least five years of service with Temple-Inland or any of its Affiliates.

h.	Separation From Service: means a Participant’s separation from service (within the meaning of Section 409A of the Code) with Temple-Inland (or other applicable service recipient, within the meaning of Section 409A of the Code) after the Date of Grant of the relevant Performance Stock Units.

i.	Temple-Inland: means Temple-Inland Inc. and any successor thereto.
Capitalized terms used herein but not defined herein shall have the meaning assigned to such terms in the Plan.
2.	Acceptance of Performance Stock Units Agreement: Performance Stock Units shall be immediately cancelled and expire if the applicable Performance Stock Units Agreement is not accepted (in such manner as may be specified by Temple-Inland) by such Participant (or his or her agent or attorney) and delivered to Temple-Inland (in such manner as may be specified by Temple-Inland) within 60 days after the Date of Grant of the Performance Stock Units (unless an extension of such deadline for extenuating circumstances is approved by a Vice President of Temple-Inland).
3.	Form of Awards: Performance Stock Units, when issued, will be represented by a book entry in the name of the Participant.
4.	Nonalienation of Benefits: Except as required by applicable law, no right or benefit under the Plan or any Performance Stock Units Agreement shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, transfer, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any Participant shall become bankrupt or attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge any right or benefit under the Plan or any Performance Stock Units Agreement, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee in its discretion may hold or apply the same or any part thereof for the benefit of the Participant or his beneficiary, spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.
5.	Withholding: A Participant shall be obligated to satisfy all applicable federal, state and local tax withholding requirements attributable to the Performance Stock Units, and Temple-Inland’s obligation to pay Performance Stock Units in accordance with, and subject to the terms of, the applicable Performance Stock Units Agreement, shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements. Performance Stock Unit payments that are withheld to satisfy applicable withholding taxes shall be determined based on the Fair Market Value of the Common Stock on the date the withholding tax obligation arises. Only the required statutory minimum tax may be withheld; excess tax withholding is not allowed.
6.	No Right to Continued Employment; No Additional Rights: Nothing contained in the Plan or in any Performance Stock Units Agreement shall confer on any Participant any right to continue in the employ of Temple-Inland or any of its Affiliates or interfere in any way with the right of Temple-Inland or an Affiliate to terminate the employment of a Participant at any time, with or without cause, notwithstanding the Performance Stock Units awarded to the Participant may be forfeited. Nothing in the Plan Documents or any Performance Stock Units Agreement shall be construed to give any employee of Temple-Inland or any Affiliate any right to receive an award of Performance Stock Units or as evidence of any agreement or understanding, express or implied, that Temple-Inland or any Affiliate will employ the Participant in any particular position or at any particular rate of remuneration, or for any particular period of time.

7.	Changes in Stock: In the event of any change in the outstanding stock covered by Performance Stock Units by reason of any stock dividend, split-up, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or the like, the Committee shall provide for a substitution for or adjustment in the number and class of shares covered by the Performance Stock Units. The Committee’s determination with regard to any such substitution or adjustment shall be conclusive. The Committee may at any time, in its sole discretion, make such amendments to the terms of Performance Stock Units Agreements as it deems necessary or appropriate to reflect any adjustments or substitutions made pursuant to this paragraph.

8.	Exclusion from Pension, Profit-Sharing and Other Benefit Computations: By acceptance of a Performance Stock Units award under the Plan, a Participant shall be deemed to have agreed that any compensation arising out of the award constitutes special incentive compensation that shall not be taken into account as “salary”, “pay”, “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of Temple-Inland or any Affiliate. In addition, each Participant shall be deemed to have agreed that neither the award, vesting nor payment of Performance Stock Units shall be taken into account in determining the amount of any life insurance coverage or short or long-term disability coverage provided by Temple-Inland or any Affiliate.

9.	Nonqualified Deferred Compensation: It is the intention of the Company that the compensation under the Performance Stock Units award shall not be considered nonqualified deferred compensation under Section 409A of the Code and Temple-Inland shall administer and interpret this Standard Terms and Conditions and the Performance Stock Units Agreement (the “Agreements”) accordingly. If any provision contained in the Agreements conflicts with the compensation under the Performance Stock Units award not being subject to Section 409A of the Code, the Agreements shall be deemed reformed so as to cause the compensation not to be subject to Section 409A of the Code. In no event whatsoever shall Temple-Inland be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10.	Applicability: This Standard Terms and Conditions shall apply to Performance Stock Units as to which the Committee designates it as applying, and the Committee may designate it as applying in whole or in part in its discretion to a Performance Stock Units award.

11.	Plan Controls: In the event of any conflict between the Plan and the terms of a Performance Stock Units Agreement or the Standard Terms and Conditions, the Plan shall govern.